                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported)     FEBRUARY 14, 1995



                           PROTECTIVE LIFE CORPORATION
             (Exact name of registrant as specified in its charter)


            DELAWARE                      0-9924               95-2492236
  (State or other jurisdiction          (Commission           (IRS Employer
        of incorporation)              File Number)        Identification No.)


    2801 HIGHWAY 280 SOUTH, BIRMINGHAM, ALABAMA                   35223
     (Address of principal executive offices)                  (Zip Code)


      Registrant's telephone number, including area code     (205) 879-9230


                                       N/A
         (Former name or former address, if changed since last report.)

Item 5.   OTHER EVENTS.


     On February 14, 1995, Registrant issued a press release with respect to its earnings which is attached hereto as Exhibit A.









                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        PROTECTIVE LIFE CORPORATION


                                        BY /s/ Jerry W. DeFoor
                                           ------------------------------------
                                           Jerry W. DeFoor
                                           Vice President and Controller

Dated:  February 16, 1995

                                                                       Exhibit A


February 14, 1995



FOR IMMEDIATE RELEASE


Protective Life Corporation (NYSE:PL) today announced record earnings for the year ended December 31, 1994.

The Company's operating income, which excludes realized investment gains and losses and related amortization, was $4.76 per share, a 20% increase over the $3.98 per share last year. Consolidated net income for 1994 was $70.4 million or $5.14 per share, a 24% increase over the $56.6 million or $4.13 per share reported for 1993. (1993 net income included a one-time increase to tax expense of $1.3 million or $.09 per share.)

The Company's fourth quarter operating income was $1.25 per share, a 7% increase over the $1.17 per share last year. The Company's consolidated net income for the fourth quarter of 1994 was $18.7 million or $1.37 per share, compared to $18.8 million or $1.37 per share reported for the 1993 fourth quarter.

Drayton Nabers, Jr., President and Chief Executive Officer of the Company, commented: "We are pleased to report solid earnings growth, especially in a year in which interest rates rose rapidly. 1994 was our sixth consecutive year of strong performance, and we believe our Company is well positioned for continued growth."

At December 31, 1994, the Company's assets were $6.1 billion, an increase of $0.8 billion during 1994. Stockholders' equity per share was $27.56 (excluding $7.84 of unrealized investment losses resulting from marking the Company's securities to market values).

Operating return on average equity for 1994 was 18.7% compared to 17.8% for 1993. (Average equity excludes the effect of unrealized investment losses on stockholders' equity.)

                                       3